UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2019

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-4448	36-0781620
(Commission File Number)	(I.R.S. Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

(224) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	BAX (NYSE)	New York Stock Exchange
Chicago Stock Exchange
0.4% Global Notes due 2024	BAX 24	New York Stock Exchange
1.3% Global Notes due 2025	BAX 25	New York Stock Exchange
1.3% Global Notes due 2029	BAX 29	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreements

U.S. $2,000,000,000 Five-Year Credit Agreement

On December 20, 2019, Baxter entered into a $2.0 billion, five-year revolving credit agreement (the “Credit Agreement”) among Baxter, as Borrower, various lenders and JPMorgan Chase Bank, National Association, as Administrative Agent. Baxter may, at its option, seek to increase the aggregate commitment under the Credit Agreement by up to $1.0 billion, which would result in a maximum aggregate commitment of up to $3.0 billion.

The Credit Agreement enables Baxter to borrow funds in U.S. Dollars on an unsecured basis at variable interest rates and contains financial and other covenants, including a net leverage ratio covenant, as well as events of default with respect to Baxter and in some circumstances its Material Subsidiaries that are customary for facilities of this type. The Credit Agreement also provides for the issuance of letters of credit.

The obligations of the lenders under the Credit Agreement to provide advances will terminate on the earlier of (i) December 20, 2024 and (ii) the date on which the Commitments shall have been reduced to zero or terminated in whole pursuant to the terms of the Credit Agreement, including at the option of banks holding a majority of the commitments during the existence of an event of default.

The description above is a summary of the Credit Agreement and is qualified in its entirety by the complete text of the Credit Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference. Capitalized terms used under this “U.S. $2,000,000,000 Five-Year Credit Agreement” subsection that are not defined herein have the meanings given to them in the Credit Agreement.

The Credit Agreement replaces Baxter’s $1.5 billion five-year revolving credit agreement dated as of July 1, 2015, which was terminated on December 20, 2019.

€200,000,000 Credit Agreement

On December 20, 2019, Baxter Healthcare SA and Baxter World Trade SPRL (the “Euro Borrowers”) entered into a €200 million, five-year revolving credit agreement (the “Euro Credit Agreement”) among the Euro Borrowers, as Borrowers, various lenders and J.P. Morgan Europe Limited, as Administrative Agent. Each of the Euro Borrowers may, at its option, seek to increase the aggregate commitment under the Euro Credit Agreement by up to €100 million, which would result in a maximum aggregate commitment of up to €300 million.

The Euro Credit Agreement enables the Euro Borrowers to borrow funds in Euros, or in Swiss Francs or other currencies if qualifying as Eligible Currencies thereunder, on an unsecured basis at variable interest rates and contains financial and other covenants, including a net leverage ratio covenant. The Euro Credit Agreement also contains events of default with respect to the Euro Borrowers, and in some circumstances Baxter (as Guarantor) and Material Subsidiaries, that are customary for facilities of this type. The Euro Credit Agreement also provides for the issuance of letters of credit.

The obligations of the lenders under the Euro Credit Agreement to provide advances will terminate on the earlier of (i) December 20, 2024 and (ii) the date on which the Commitments shall have been reduced to zero or terminated in whole pursuant to the terms of the Euro Credit Agreement, including at the option of banks holding a majority of the commitments during the existence of an event of default.

The description above is a summary of the Euro Credit Agreement and is qualified in its entirety by the complete text of the Euro Credit Agreement, a copy of which is attached to this report as Exhibit 10.2 and incorporated herein by reference. Capitalized terms used under this “€200,000,000 Credit Agreement” subsection that are not defined herein have the meanings given to them in the Euro Credit Agreement.

The Euro Credit Agreement replaces Baxter Healthcare SA’s €200 million revolving credit agreement dated as of July 1, 2015, which was terminated on December 20, 2019.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure provided under “Credit Agreements” in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under “Credit Agreements” in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

10.1

Five-Year Credit Agreement, dated as of December 20, 2019, among Baxter International Inc. as Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent and certain other financial institutions named therein.

10.2

Credit Agreement, dated as of December 20, 2019, among Baxter Healthcare SA and Baxter World Trade SPRL, as Borrowers, J.P. Morgan Europe Limited, as Administrative Agent and certain other financial institutions named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2019

BAXTER INTERNATIONAL INC. /s/ Ellen K. McIntosh
By:	Ellen K. McIntosh
Senior Vice President, Associate General Counsel and Corporate Secretary

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